Exhibit 15.3

August 3, 2023

Robert Day

Acting Chief Executive Officer Futuris Company

22 Baltimore Road

Rockville, MD 20850

Re:	Futuris Company
Offering Statement on Form 1-A Post-Qualification Amendment No. 2 Filed July 20, 2023
File No. 024-12082

Dear Robert Day:

We have reviewed your amended offering statement and have the following comments. In some of our comments, we may ask you to provide us with information so we may better understand your disclosure.

Please respond to this letter by amending your offering statement and providing the requested information. If you do not believe our comments apply to your facts and circumstances or do not believe an amendment is appropriate, please tell us why in your response.

After reviewing any amendment to your offering statement and the information you provide in response to these comments, we may have additional comments. Unless we note otherwise, our references to prior comments are to comments in our May 9, 2023 letter.

Post-Qualification Amendment No. 2 to Offering Statement on Form 1-A filed July 20, 2023 Cover Page

1.	We note your response to comment 2, as well as your revised disclosure that “[u]pon qualification of our initial offering statement by the SEC on December 13, 2022, a $220,000 principal amount convertible note . . . was, by its terms, eligible for conversion .. . at the offering price upon qualification of this amendment for all of the Company Offered Shares, $_______[0.10-0.20] per share converted.” Revise to reconcile with your disclosure on page 31 that the note is “convertible to the number of shares of our common stock based on the current market price.” Clearly describe the conversion price mechanism of the note on the cover page.

Robert Day

Futuris Company

August 3, 2023

2.	We note your disclosure that “[a]s of 1/18/23, the Subject Convertible Note has accrued $22,000 of interest.” Revise to state the total accrued interest as of a more recent date, given that your financial statements present the interest as of April 7, 2023. In this regard, also clarify whether the note accrued an additional $11,000 in interest from January 18, 2023 to April 7, 2023, bringing the total amount of interest outstanding to $33,000, or alternatively clarify whether you paid off $11,000 in interest to reduce the amount outstanding to $11,000.

Security Ownership of Certain Beneficial Owners and Management, page 30

3.	We note your response to comment 16 and reissue the comment. Revise to disclose the amount and nature of beneficial ownership acquirable pursuant to Item 12 of Form 1-A and Rule 13d-3(d)(1) of the Securities Exchange Act of 1934. In this regard, we note your disclosure that the beneficial ownership table does not give effect to the conversion of the outstanding shares of Special 2019 Series A Preferred Stock or Series M Preferred Stock, or the shares underlying the outstanding $220,000 convertible note, all of which appear acquirable within sixty days pursuant to Rule 13d-3. In the alternative, provide us with your analysis as to why you are not required to give effect to such potential conversions.

Part III - Exhibits, page 34

4.	We note your response to comment 13, as well as your revisions on page F-12 discussing the CDI notes with an outstanding balance of $866,656.53, the Cadan Technologies notes with a balance of $1,050,000.00, and the Savantis note with a balance of $1,124,000.00. File such agreements pursuant to Item 16 of Form 1-A or tell us why you are not required to do so.

Financial Statements, page F-1

5.	Please update to include interim financial statements for at least the six months ended January 31, 2023. See the Form 1-A Instructions, Part F/S, paragraph (b).

Consolidated Balance Sheets, page F-2

6.	We read your response to comment 18; however, we note that the number of shares issued outstanding as of July 31, 2022, as shown here is 39,898,622. Please ensure that the number of shares on the balance sheet reconciles with the corresponding number of shares on the same date on page F-5.

Notes to the Consolidated Financial Statements

(7) Promissory Note, page F-12

7.	We read your response to comment 23; however, we do not see where you have addressed your accounting for the convertible notes. Therefore, we reissue the comment, in part. Please tell us how you have accounted for the convertible note issued to Apogee Ventures LLC and the basis for your treatment.

Robert Day

Futuris Company

August 3, 2023

You may contact Blaise Rhodes at 202-551-3774 or Theresa Brillant at 202-551-3307 if you have questions regarding comments on the financial statements and related matters. Please contact Brian Fetterolf at 202-551-6613 or Dietrich King at 202-551-8071 with any other questions.

Sincerely,

Division of Corporation Finance
Office of Trade & Services

cc:	Mark Roderick